As filed with the Securities and Exchange Commission on November 12, 2026

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________

PELTHOS THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Nevada	86-3335449
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4020 Stirrup Creek Drive, Suite 110 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Pelthos Therapeutics Inc. 2026 Equity Incentive Plan
(Full title of the plan)

John M. Gay
Chief Financial Officer
4020 Stirrup Creek Drive, Suite 110
Durham, North Carolina 27703
(919) 908-2450
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Amy M. Batten, Esq.
James R. Jolley, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2800
Raleigh, NC 27601
(919) 821-1220

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
______________________________

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Pelthos Therapeutics Inc. (the “Registrant”) for the purpose of registering 500,000 shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) issuable under the Pelthos Therapeutics Inc. 2026 Equity Incentive Plan (the “Plan”). The Registrant’s board of directors approved the Plan on August 4, 2026, and the Registrant’s stockholders approved the Plan at the Registrant’s 2026 annual meeting of stockholders held on September 29, 2026, upon which the Plan became effective.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Incorporated by reference in this Registration Statement are the following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:
•the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 19, 2026;
•the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026 and September 30, 2026, filed with the Commission on May 14, 2026 (as amended on August 13, 2026), August 13, 2026 and November 12, 2026, respectively;
•the Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2026, January 12, 2026, January 13, 2026, April 10, 2026, May 21, 2026, August 13, 2026, October 1, 2026 and October 30, 2026; and
•the description of the Registrant’s Common Stock, which is registered under Section 12 of the Exchange Act, contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on February 15, 2024, including any amendments or reports filed for the purposes of updating such description, including the description contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 27, 2025.
In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the Commission), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
    Not applicable.
Item 5.    Interests of Named Experts and Counsel.
    Not applicable.
Item 6.    Indemnification of Directors and Officers.
Set forth below is a description of certain provisions of the Registrant’s articles of incorporation (the “Articles of Incorporation”) and the Nevada Revised Statutes (the “NRS”), as such provisions relate to the indemnification of the directors and officers of the Registrant, as well as the Registrant’s agreements with certain of its officers and directors. This description is intended only as a summary and is qualified in its entirety by reference to the Articles of Incorporation, the NRS and such agreements described below.
The Registrant is a Nevada corporation subject to the indemnification provisions of the NRS. Under NRS 78.7502(1), the Registrant may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, if the person is not liable under NRS 78.138 or acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In an action by or in the right of the Registrant, indemnification is limited to expenses, and no indemnification may be made in respect of any claim, issue or matter as to which the person has been adjudged by a court of competent jurisdiction, after any exhaustion of any appeals taken therefrom, to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that a court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Under NRS 78.751, the Registrant must indemnify a director, officer, employee or agent to the extent they have been successful on the merits or otherwise in defense of any such action.
The Registrant’s Articles of Incorporation provide for the indemnification of the Registrant’s directors and officers, to the fullest extent permitted by the NRS, and permit the advancement of expenses as permitted by NRS 78.751. Under NRS 78.138(7), except as otherwise provided by applicable Nevada law, or unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the statutory presumption of the business judgment rule has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are or were officers or directors of the Registrant or assumed certain responsibilities at the direction of the Registrant. The preceding discussion of the Registrant’s indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.
See “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.
Item 7.     Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1
Articles of Incorporation, filed with the Secretary of State of the State of Nevada on November 5, 2024 (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed with the Commission on November 18, 2024)

4.2
Certificate of Correction to Articles of Incorporation, filed with the Secretary of State of the State of Nevada on November 7, 2024 (incorporated by reference to Exhibit 3.1(b) to the Registrant’s Current Report on Form 8-K filed with the Commission on November 18, 2024)

4.3
Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of the State of Nevada on July 1, 2025 (Name Change Certificate of Amendment) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025)

4.4
Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of the State of Nevada on July 1, 2025 (Reverse Stock Split Certificate of Amendment) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025)

4.5
Certificate of Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock, filed with the Secretary of State of the State of Nevada on July 1, 2025 (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025)

4.6
Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock, filed with the Secretary of State of the State of Nevada on July 17, 2025 (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on July 25, 2025 (Registration No. 333-288980))

4.7
Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock, filed with the Secretary of State of the State of Nevada on November 8, 2024 (incorporated by reference to Exhibit 3.1(c) to the Registrant’s Current Report on Form 8-K filed with the Commission on November 18, 2024)

4.8	Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025)
4.9	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 7, 2025)
4.10
Form of Warrant issued pursuant to Venture Loan and Security Agreement dated as of January 12, 2026, by and among Pelthos Therapeutics Inc., LNHC, Inc., Channel Therapeutics Corporation and Horizon Technology Finance Corporation (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 13, 2026)

4.11
Form of Senior Debt Indenture (incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on February 2, 2026 (Registration No. 333-293133))

4.12
Form of Subordinated Debt Indenture (incorporated by reference to Exhibit 4.8 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on February 2, 2026 (Registration No. 333-293133))

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP
23.1*	Consent of CBIZ CPAs P.C.
23.2*	Consent of Marcum LLP
23.3*	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1)
24*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement)
99.1	Pelthos Therapeutics Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 1, 2026)
107*	Filing Fee Table
* Filed herewith.

Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on November 12, 2026.

PELTHOS THERAPEUTICS INC.

By:	/s/ John M. Gay
John M. Gay
Chief Financial Officer, Treasurer and Secretary
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Scott Plesha and John M. Gay, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Scott Plesha	Chief Executive Officer, President and Director (Principal Executive Officer)	November 12, 2026
Scott Plesha

/s/ John M. Gay	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2026
John M. Gay

/s/ Peter Greenleaf	Chairman and Director	November 12, 2026
Peter Greenleaf

/s/ Richard Baxter	Director	November 12, 2026
Richard Baxter

/s/ Todd Davis	Director	November 12, 2026
Todd Davis

/s/ Andrew Einhorn	Director	November 12, 2026
Andrew Einhorn

/s/ Ezra Friedberg	Director
Ezra Friedberg

/s/ Dr. Richard Malamut	Director	November 12, 2026
Dr. Richard Malamut

/s/ Matthew Pauls	Director	November 12, 2026
Matthew Pauls